Exhibit 4.4

LEAR CORPORATION, as Issuer

THE SUBSIDIARY GUARANTORS PARTY HERETO, as Subsidiary Guarantors

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

7.875% SENIOR NOTES DUE 2018

8.125% SENIOR NOTES DUE 2020

SECOND SUPPLEMENTAL INDENTURE DATED AS OF

August 15, 2012

TO THE INDENTURE DATED AS OF

March 26, 2010

This SECOND SUPPLEMENTAL INDENTURE, dated as of August 15, 2012 (this “Second Supplemental Indenture”), is by and among Lear Corporation, a Delaware corporation (such corporation and any successor as defined in the Base Indenture and herein, the “Company”), the existing Subsidiary Guarantors party hereto listed on Schedule I hereto, GMI Holding Corporation, a Delaware corporation (“GMI”), Guilford Mills, Inc., a Delaware corporation (“Guilford,” and together with GMI, the “Additional Guarantors”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Subsidiary Guarantors have previously executed and delivered an Indenture, dated as of March 26, 2010 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities, as amended and supplemented by a First Supplemental Indenture, dated as of March 26, 2010 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), providing for the issuance of the Company’s 7.875% Senior Notes due 2018 (the “2018 Notes”) and the Company’s 8.125% Senior Notes due 2020 (the “2020 Notes,” and together with the 2018 Notes, the “Notes”);

WHEREAS, Section 4.13 of the First Supplemental Indenture provides that the Company will cause each new Domestic Subsidiary that is a guarantor of (i) the Credit Agreement and (ii) Material Indebtedness, to executed and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes, in accordance with the terms of the Indenture;

WHEREAS, Section 9.01 of the First Supplemental Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may enter into an indenture supplemental to the Indenture, without the consent of the Holders, to add additional Guarantees in respect of the Notes;

WHEREAS, the Company, the Subsidiary Guarantors and the Additional Guarantors are entering into this Supplemental Indenture to add the Additional Guarantors as Subsidiary Guarantors of the Notes;

WHEREAS, the Indenture is incorporated herein by reference; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of the Company, the Subsidiary Guarantors and the Additional Guarantors have been completed or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, the Subsidiary Guarantors, the Additional Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions; Rules of Construction.

All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

AGREEMENT TO GUARANTEE

SECTION 2.01 Agreement to Guarantee.

The Additional Guarantors hereby agree to become a party to the Indenture as Subsidiary Guarantors and shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Additional Guarantors agree to be bound by all other provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01 Indenture Remains in Full Force and Effect.

Except as expressly amended and supplemented by this Second Supplemental Indenture, the Indenture shall remain in full force and effect in accordance with its terms.

SECTION 3.02 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.03 Severability.

In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.04 Counterpart Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

SECTION 3.05 Headings.

The headings in this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.06 No Recitals, etc.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers and the Subsidiary Guarantors.

[signature page follows]

SIGNATURES

Dated as the date first written above.

COMPANY:

LEAR CORPORATION

By:	/s/ Jeffrey H. Vanneste
Name:	Jeffrey H. Vanneste
Title:	Senior Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS:

LEAR CORPORATION EEDS AND INTERIORS
LEAR EUROPEAN OPERATIONS CORPORATION
LEAR MEXICAN SEATING CORPORATION
LEAR OPERATIONS CORPORATION

By:	/s/ Jeffrey H. Vanneste
Name:	Jeffrey H. Vanneste
Title:	President

ADDITIONAL GUARANTORS:

GMI HOLDING CORPORATION

By:	/s/ William P. McLaughlin
Name:	William P. McLaughlin
Title:	Vice President, Treasurer and Assistant Secretary

GUILFORD MILLS, INC.

By:	/s/ William P. McLaughlin
Name:	William P. McLaughlin
Title:	Vice President, Treasurer and Assistant Secretary

S-1

(Second Supplemental Indenture)

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

S-2

(Second Supplemental Indenture)

SCHEDULE I

SUBSIDIARY GUARANTORS

SUBSIDIARY	STATE OF ORGANIZATION

Lear Corporation EEDS and Interiors	Delaware

Lear European Operations Corporation	Delaware

Lear Mexican Seating Corporation	Delaware

Lear Operations Corporation	Delaware